Exhibit 4.5

Execution Version

RIGHT AGREEMENT

This RIGHT AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2021 (the “Effective Date”), by and among PROFRAC HOLDINGS, LLC, a Texas limited liability company (the “Company”) and EAGLETON VENTURES, INC., a Texas corporation (“Holder”).

WHEREAS, on the Effective Date, pursuant to that certain Pre-IPO Reorganization Agreement dated as of the Effective Date (the “Pre-IPO Reorganization Agreement”), by and among the Company, Holder and certain other parties thereto, Holder sold the Best Minority Interest and the Best Ventures Minority Interest (each as defined in the Pre-IPO Reorganization Agreement) to the Company (the “Sale”);

WHEREAS, it is contemplated (but in no event guaranteed) that ProFrac Holding Corp., a Delaware corporation and an affiliate of the Company (the “IPO Vehicle”), will complete an initial public offering (the “IPO”) of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”); and

WHEREAS, in connection with the Sale, the Company is issuing to Holder a right (the “Right”) to receive, upon the IPO, Class A Common Stock from the Company as deferred purchase price consideration for the Best Minority Interest and the Best Ventures Minority Interest, subject to the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1. Terms of Right.

(a) Right. If the IPO is consummated within 365 days following the Effective Date (such period, the “Term”), then, immediately following the closing of the IPO, (a) the Right will become exercisable and will be deemed automatically exercised in full and (b) upon exercise, the Right will entitle Holder to receive from the Company as deferred purchase price consideration for the Best Minority Interest and the Best Ventures Minority Interest a number of shares of Class A Common Stock equal to the quotient of (A) Three Million Eight Hundred Ninety-Three Thousand Dollars ($3,893,000) divided by (B) the IPO Price; provided, however, that if the IPO is not consummated on or before February 15, 2022, then for a period commencing on February 16, 2022 and ending on the earlier to occur of (i) the closing of the IPO and (ii) the 365th day following the Effective Date, Holder may by written notice to the Company elect to cause the Company to pay Holder $3,893,000 in cash as deferred purchase price consideration for the Best Minority Interest and the Best Ventures Minority Interest. Upon the election pursuant to the proviso in the preceding sentence, the Right will be cancelled and no longer be exercisable, and the Company shall, within ten (10) business days following receipt of written notice from Holder, pay Holder $3,893,000 in cash, by certified or official bank check or wire transfer of immediately available funds to an account designated by Holder in its notice. “IPO Price” means the public offering price per share of the Class A Common Stock set forth on the cover page of the final prospectus for the IPO.

(b) Procedures.

(i) Promptly (but in any event within five (5) business days) after the closing of the IPO, the Company shall deliver or cause to be delivered to Holder a written notice (the “IPO Notice”) specifying the closing date of the IPO, the IPO Price and the number of shares of Class A Common Stock that Holder is entitled to receive.

(ii) Within ten (10) business days after the consummation of the IPO, the Company shall cause the IPO Vehicle to issue to the Company (in exchange for equity in the Company in accordance with the terms of the then-existing organizational documents of the Company) the number of shares of Class A Common Stock to which Holder is entitled, and the Company shall deliver or cause to be delivered to Holder such shares of Class A Common Stock (provided that for administrative convenience the Company may direct the IPO Vehicle to directly issue such shares of Class A Common Stock to Holder on the Company’s behalf). The shares of Class A Common Stock to which Holder is entitled shall be in book entry form and registered in the name of Holder. No fractional shares of Class A Common Stock will be issued. Fractional shares of Class A Common Stock shall be rounded as follows: (A) Fractions of one-half or greater shall be rounded to the next higher whole number and (B) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The shares of Class A Common Stock to be delivered to Holder shall be listed on the applicable stock exchange or public market on which the Class A Common Stock is then listed and shall be freely transferable pursuant to either registration under the Securities Act of 1933 (the “Securities Act”) or Rule 144 thereunder (“Rule 144”) subject to compliance with the holding period and other requirements of Rule 144 applicable to Holder. The Company shall, and shall cause the IPO Vehicle to, use its commercially reasonable efforts to assist Holder in connection with any sale of shares of Class A Common Stock pursuant to Rule 144, to the extent applicable (including without limitation to facilitate the removal of any restrictive legends relating to such shares in connection with any such sale).

(iii) By agreeing to accept the delivery of shares of Class A Common Stock, Holder represents and warrants to the Company that (A) Holder has all the necessary power and authority and has taken all necessary action to exercise the Right as contemplated by this Section 1, (B) Holder is an “accredited investor,” as defined in Regulation D under the Securities Act, (C) Holder is acquiring the shares of Class A Common Stock for its own account and not with a view to distribution in violation of the Securities Act, (D) Holder has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risks of an investment in the Class A Common Stock and is able, financially, to bear the risks thereof, and (E) Holder acknowledges that the shares of Class A Common Stock to be delivered to Holder will, upon issuance, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations such shares of Class A Common Stock may be resold without registration under such laws only in certain limited circumstances.

(c) Cooperation; Company and IPO Vehicle Obligations.

(i) The Company and Holder each shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Section 1, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(ii) The Company shall, and shall cause the IPO Vehicle (as applicable) to:

(A) keep Holder reasonably informed of the status of the IPO, unless the Company determines, in its good faith opinion, that the sharing of such information with Holder would be materially adverse to the best interest of the Company or is prohibited by any applicable law, regulation or court order or the Company’s third party contractual obligations;

(B) take all such actions as may be necessary to ensure that all shares of Class A Common Stock issuable to Holder under this Agreement are, at the time of issuance, (1) duly and validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances (other than restrictions on transfer under applicable securities laws), and (2) issued without violation by the Company or the IPO Vehicle of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common Stock are then listed (except for official notice of issuance, which shall be immediately delivered by the IPO Vehicle upon such issuance); and

(C) pay all expenses in connection with, and all stamp or other similar transfer taxes that may be imposed with respect to, the issuance or delivery of shares of Class A Common Stock to Holder upon exercise of the Right.

(d) No IPO. If no IPO is consummated during the Term and the Right is not cancelled pursuant to Section 1(a), the Company shall, within ten (10) business days following the expiration of the Term, pay Holder, as deferred purchase price consideration for the Best Minority Interest and the Best Ventures Minority Interest, Three Million Eight Hundred Ninety-Three Thousand Dollars ($3,893,000) in cash, by certified or official bank check or wire transfer of immediately available funds to an account designated by Holder reasonably in advance.

2. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2).

If to the Company:	ProFrac Holdings, LLC 333 Shops Blvd, Suite 300 Willow Park, Texas 76087 Attention: Robert J. Willette Email: robert.willette@wilksbrothers.com

If to Holder:	At the address specified for Holder on the signature page hereto

3. Entire Agreement. This Agreement and the Pre-IPO Reorganization Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except (a) that if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another entity, such other entity shall assume the Company’s obligations under this Agreement and provide to Holder written assurance of such other entity’s financial capability to Holder’s reasonable satisfaction, or (b) Holder may assign its rights under this Agreement to an affiliate or a legal successor without the prior written consent of the Company.

5. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

6. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Texas. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Texas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10. WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12. Compliance with Laws and Regulations. The exercise of the Right shall be subject to compliance by the Company and Holder with all applicable requirements of law, including federal and state securities laws.

13. No Presumption. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Right Agreement on the date first written above.

COMPANY:

FARRIS C. WILKS

By:	/s/ Farris Wilks
Name: Farris Wilks

THRC HOLDINGS, LP

By: THRC Management, LLC, its general partner

By:	/s/ Dan Wilks
Name: Dan Wilks

HOLDER:

EAGLETON VENTURES, INC.

By:	/s/ Kevin Eagleton
Name: Kevin Eagleton

Address: 2219 Fairview, Ave E, #10
Seattle, WA 98102

Signature Page to Right Agreement

(Eagleton)